[Letterhead of Strategic Resources Ltd.]

November 28, 2007

[Name of Holder of Series A Warrant]
[Street Address]
[City, State/Province Zip Code]
[Country]

Re:	Extension of Exercise Period for “A” Warrant to Purchase Shares of Common Stock

Dear _______________:

Strategic Resources Ltd. is pleased to inform you that its board of directors has approved an amendment to the “A” Warrant to Purchase Shares of Common Stock previously awarded to you (the “Series A Warrant”) in order to extend the Exercise Period of the Series A Warrant for an additional year.

As a result, Section 1(c) of the Series A Warrant is hereby amended and restated as follows:

(c) “Exercise Period” shall mean the period commencing on April 1, 2007, and ending on November 30, 2008.

Should you have any questions, please do not hesitate to contact me.

Sincerely, John Anderson President and Chief Executive Officer